AT&T Wireless Group First Quarter Revenue Increases 46.2 Percent

Net Mobility Subscriber Additions of 585,000

Mobility EBITDA Rises 82.7 Percent

For Immediate Release: Tuesday, April 24, 2001

Redmond, WA -- AT&T Wireless (NYSE: AWE) said today that total AT&T Wireless Group revenue increased 46.2 percent to $3.212 billion in the first quarter compared to the year-ago quarter. The total revenue increase reflects continued strength in mobility revenue driven by strong subscriber growth, which was slightly offset by a decline in average revenue per user (ARPU). The strong revenue growth also fueled a 81.3 percent increase in AT&T Wireless Group earnings before interest, taxes, depreciation and amortization (EBITDA), excluding other income.

"AT&T Wireless has delivered another strong quarter of growth," said AT&T Wireless Group Chairman and CEO John D. Zeglis. "We reported total revenue growth of 46 percent, increased net subscriber additions by 40 percent and grew mobility EBITDA by 83 percent."

Services revenue for the mobility business increased $937 million to total $2.929 billion in the first quarter, which represented 47.1 percent growth compared with the year-ago period. Services revenue for the mobility business increased 27.0 percent compared to the year-ago quarter when adjusted to exclude the impact of the June 2000 acquisition of properties in the San Francisco Bay area, as well as the impact of the acquisition of properties in the Los Angeles market in December 2000. ARPU was $62.20, a decrease of 7.4 percent compared to the year-ago quarter, primarily due to competitive pricing pressures, expansion into a broader base of the consumer segment, including prepaid wireless, and the impact associated with the previously mentioned acquisitions in 2000. Equipment revenue was $281 million, an increase of 36.6 percent compared to the first quarter of 2000.

Consolidated subscriber net additions for the mobility business totaled 585,000 in the first quarter, an increase of 40.0 percent from the first quarter of 2000. Net subscriber additions in the first quarter, including partnerships and affiliates, totaled 870,000. Total consolidated subscribers were 15.7 million at the end of the first quarter, representing a 57.7 percent increase from the prior year, including subscribers associated with acquisitions that occurred subsequent to the first quarter of 2000. Total subscribers, including partnerships and affiliates, were 17.9 million at the end of the first quarter.

The AT&T Wireless mobility business had EBITDA, excluding other income, in the first quarter of $788 million, an increase of 82.7 percent from the year-ago period. The increase was due primarily to growth in services revenue and a continued focus on cost reduction. Given the strong subscriber growth, the increase was partially offset by higher customer acquisition, network and customer care costs as well as a higher provision for uncollectible receivables. The margin for EBITDA, excluding other income, was 26.9 percent of services revenue in the first quarter, an increase of 5.3 percentage points from the comparable period last year. The margin improvement was driven by the growth in services revenue, the reduction of incollect expenses, and expense leveraging in selling, general and administrative costs.

"Following AT&T's wireless exchange offer in the coming weeks, we're well positioned for the split-off this summer," Zeglis noted. "In the first quarter we received investment grade debt ratings from Moody's, Standard & Poor's and Fitch. That allowed us to complete a private global note offering for $6.5 billion as well as secure a revolving credit facility for an additional $2.5 billion.

"In essence, we've been laying the groundwork for our future success," Zeglis added. "AT&T Wireless has the intellectual and capital resources to expand capacity and invest in other strategic growth initiatives, even while strengthening our balance sheet. In addition, AT&T Wireless, in its strategic alliance with NTT DoCoMo, is developing the next generation of mobile multimedia services on a global-standard, high-speed wireless network. It's a winning plan."

AT&T Wireless also updated 2001 expectations for its mobility business in terms of services revenue, EBITDA, excluding other income, and subscriber growth. Services revenue are expected to grow in the lower end of the 30-35 percent range for the year. EBITDA growth for 2001, excluding other income, is expected to be in the mid-60 percent range. Subscriber growth, on a consolidated basis in 2001, is expected to be around 20 percent. For the second quarter of 2001, net subscriber additions are expected to grow in the mid- to high 20 percent range.

A detailed explanation of AT&T Wireless' first quarter financial results can be found at http://www.att.com/wirelessir.

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management.

AT&T currently plans to complete the restructuring as announced, but can make no assurance that all approvals and conditions will be satisfied or that events or new opportunities will not cause modifications to the plan or the timelines.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional voice long distance services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor other competitors.

For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission.

AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This document also contains certain information such as reported and operational EBIT and EBITDA that is not presented in accordance with generally accepted accounting principles. This information is presented solely to provide additional information to further understand the results of AT&T.

NOTE TO FINANCIAL MEDIA: AT&T and AT&T Wireless executives will discuss the company's performance in two-way conference calls for financial analysts at 8:00 - 9:15 a.m. EDT and 10:00 - 11:00 a.m. EDT, respectively. Reporters are invited to listen to the calls. For the 8:00 a.m. call, U.S., callers should dial 888-423-3268 to access the call. Callers outside the U.S. should dial 612-332-0226. To access the 10:00 a.m. call, U.S. callers should dial 888-428-4478. Callers outside the U.S. should dial 612-332-0107.

In addition, Internet rebroadcasts of the calls will be available on the AT&T Web site beginning later today. The Web site address is http://www.att.com/ir. The Earnings Commentary will be available at both http://www.att.com/ir and http://www.att.com/wirelessir at 7:00 a.m. EDT on April 24.

An audio rebroadcast of the 8:00 a.m. conference call will be available beginning at 1:00 p.m. EDT on Tuesday, April 24 until midnight on April 27. To access the replay, please visit http://www.att.com/ir, or U.S. callers can dial 800-475-6701, access code 575311. Callers outside the U.S. should dial 320-365-3844, access code 575311. A replay of the 10:00 a.m. call will be available at 2:00 p.m. EDT on Tuesday, April 24 until midnight on April 27. To access the replay, please visit http: //www.att.com/wirelessir, or U.S. callers should dial 800-475-6701, access code 575314. Callers outside the U.S. should dial

320-365-3844, access code 575314.

Note: The Earnings Commentary will be available at both http://www.att.com/ir and http://www.att.com/wirelessir at 7:00 a.m. EDT on April 24.

####